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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Dahl                             James                  H.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

    1200 Riverplace Blvd., Suite 920
--------------------------------------------------------------------------------
                                    (Street)

    Jacksonville                       FL                32207
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

          ASV, Inc. (ASVI)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


          August 1998
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                          09/11/98       X               180,000     A      $1.73                   I         By Rock
                                                                                                                          Creek
                                                                                                                          Partners,
                                                                                                                          Ltd.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          09/11/98       J                12,933     D      $24.125   611,967       I         By Rock
                                                                                                                          Creek
                                                                                                                          Partners,
                                                                                                                          Ltd.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          09/11/98       X                22,500     A      $1.73                   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          09/11/98       J                 1,617     D                 20,883       D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                       77,550       I         By Trust
                                                                                                                          FBO Son
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                       78,150       I         By Trust
                                                                                                                          FBO
                                                                                                                          Daughter
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Warrants            $1.73    9/11/98  X               D     05/03/96  08/17/99  Common   180,000           0         I    By Rock
                                                                                Stock                                     Creek
                                                                                                                          Partners,
                                                                                                                          Ltd.
------------------------------------------------------------------------------------------------------------------------------------
Warrants            $1.73    9/11/98  X               D     06/20/96  08/17/99  Common    22,500           0         D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        $12.11                                  12/21/97            Common     2,812           1         D
Options                                                                         Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        $12.11                                  12/21/97            Common     2,812           1         D
Options                                                                         Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        $12.11                                  12/21/97            Common     2,812           1         D
Options                                                                         Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        $12.11                                  12/21/97            Common     2,812           1         D
Options                                                                         Stock
------------------------------------------------------------------------------------------------------------------------------------
Convertible         $16.50                                  10/08/96  10/15/06  Common   136,363           1         I    By Rock
Subordinated                                                                    Stock                                     Creek
Debenture                                                                                                                 Partners,
                                                                                                                          Ltd.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        $18.33                                  12/12/98  12/12/02  Common     3,758           1         D
Options                                                                         Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        $18.33                                  12/12/99  12/12/02  Common     3,758           1         D
Options                                                                         Stock
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        $18.33                                  12/12/00  12/12/02  Common     3,758           1         D
Options                                                                         Stock
------------------------------------------------------------------------------------------------------------------------------------
Comon Stock         $18.33                                  12/12/01  12/12/02  Common     3,758           1         D
Options                                                                         Stock
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

J - On exercise of warrants, shares were withheld to pay the exercise price after approval in advance by the Board of Directors of ASV, Inc. in accordance with the requirements of Rule 16b-3(e).

      /s/ James H. Dahl                                     October 8, 1998
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                  SEC 1474(7/96)